UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2009

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At the time Horizon Bancorp (“Horizon”) filed its proxy statement for its 2009 Annual Meeting of Shareholders, Horizon did not have the peer data information necessary to calculate the amount of 2008 bonus, if any, earned by Thomas H. Edwards, Executive Vice President, under the Executive Officer Bonus Plan. On April 1, 2009, Mr. Edwards' bonus was calculated and determined to be in the amount of $23,375. In accordance with Item 5.02(f) of Form 8-K, the table below updates the fiscal 2008 Summary Compensation Table information for Mr. Edwards included in the proxy statement (the only changes are to the “Non-Equity Incentive Plan Compensation” and “Total” columns).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas H. Edwards Executive Vice President	2008	187,000	N/A	32,984	--	23,375	N/A	29,097	272,456

As previously disclosed, on March 10, 2009, Horizon’s Board of Directors authorized the payment of the 2008 bonuses earned under the Executive Officer Bonus Plan in the form of restricted stock instead of cash. This change in form of payment was made in light of the executive compensation restrictions included in the American Recovery and Reinvestment Act (“ARRA”), which was signed into law on February 17, 2009. The ARRA permits participants in the TARP Capital Purchase Program, such as Horizon, to award bonuses and other incentive compensation in the form of long-term restricted stock that does not vest during the period TARP obligations remain outstanding, has a value not greater than one-third of an employee recipient’s total annual compensation and satisfies other terms and conditions specified by the Secretary of the Treasury. Based on the price of a share of Horizon’s Common Stock at the close of business on March 10, 2009, Mr. Edwards has been awarded 2,226 shares of restricted stock in payment of his 2008 bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 15, 2009	Horizon Bancorp

	By:	/s/ Craig M. Dwight
Craig M. Dwight, President and Chief Executive Officer